Exhibit 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES NO CASH DISTRIBUTION FOR MARCH

Dallas, Texas, March 21, 2016 – Southwest Bank, as Trustee of the Hugoton Royalty Trust (NYSE – HGT) (the “Trust”), today reported that it will not declare a monthly cash distribution to the holders of its units of beneficial interest for the month of March 2016. The following table shows underlying gas sales and average prices attributable to the net overriding royalty for both the current month and prior month. Underlying gas sales volumes attributable to the current month were primarily produced in January.

	Underlying Gas Sales Volumes (Mcf) (a)		Average Gas Price per Mcf
	Total	Daily
Current Month	1,215,000	39,000	$1.89
Prior Month	1,276,000	41,000	$1.92

(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the trustee that it has deducted budgeted development costs of $187,500, production expense of $1,551,000 and overhead of $1,048,000 resulting in no net proceeds for March 2016. The trustee will use part of the expense reserve that has been established to pay the $110,000 in administrative expenses. The trustee intends to replenish the reserve out of future monthly net profits income prior to the payment of future distributions to unitholders.

Development Costs

XTO Energy has advised the trustee that based on the current level of actual development costs, it decreased the monthly development cost deduction from $300,000 to $187,500 beginning in February 2016. The monthly deduction is based on the current level of development expenditures, budgeted future development costs and the cumulative actual costs under or over the previous deductions. The development cost deduction will continue to be evaluated and revised as necessary.

Excess Costs

XTO Energy has advised the trustee that lower gas prices caused costs to exceed revenues on properties underlying the Kansas, Oklahoma and Wyoming net profits interests resulting in no net proceeds for March 2016.

For more information on the Trust, please visit our web site at www.hgt-hugoton.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs and future net profits, could differ materially due to changes in natural gas prices and other economic conditions affecting the gas industry and other factors described in Part I, Item 1A of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2015.

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Contact:	Nancy Willis Vice President Southwest Bank, Trustee 855-588-7839